Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
FORBES ENERGY SERVICES LTD.
FIRST.  The name of the corporation is Forbes Energy Services Ltd. (the “Corporation”).
SECOND. The street address of the initial registered office of the Corporation is 1675 S. State Street, Suite B, City of Dover, County of Kent, Delaware 19901 and the name of its initial registered agent at that address is Capitol Services, Inc.
THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. The period of duration of the Corporation is perpetual.
FOURTH. A. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is forty-one million (41,000,000) shares, of which forty million (40,000,000) will be shares of common stock, par value $.01 per share (“Common Stock”), and one million (1,000,000) of which will be shares of preferred stock, par value $.01 per share (“Preferred Stock”). Preferred Stock may be issued from time to time in one or more series. All shares of any one series of Preferred Stock will be identical except as to the dates of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issue of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of such series, to the full extent now or hereafter permitted by law. To the extent required by section 1123(a)(6) of the Bankruptcy Reform Act, as codified in title 11 of the United States Code, the issuance of non-voting equity securities is prohibited.
B. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation; provided, however, that, except as otherwise required by law holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation.
FIFTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation. In addition to any requirements of law and any other provision of this Certificate of Incorporation or the bylaws of the Corporation, and notwithstanding any other provision of this Certificate of Incorporation, the bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the holders in voting power of the issued and outstanding Common Stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to amend or repeal, or to adopt any provision inconsistent with, any bylaw of the Corporation.
SIXTH. The Corporation shall indemnify its officers and directors to the full extent permitted by law.
SEVENTH. No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except the liability of the director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the first sentence of this Article SEVENTH, the term “damages” shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended. Each person who serves as a director of the Corporation while this Article SEVENTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article SEVENTH, and neither the amendment or repeal of this Article SEVENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH, shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article SEVENTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.
EIGHTH. The number of directors which shall constitute the Board shall initially be at least five (5) but no more than seven (7). Subject to the rights of holders of Preferred Stock to elect additional directors under certain circumstances, the number of authorized directors may be fixed from time to time by the Board, including at a number of authorized directors less than five (5) or greater than seven (7). The Board of Directors shall be divided into three (3) classes, each class to be as nearly equal in number as possible. The terms of office of directors of the first class are to expire at the first annual meeting of stockholders after their election or appointment, that of the second class is to expire at the second annual meeting after their election or appointment, and that of the third class is to expire at the third annual meeting after their election or appointment. Thereafter, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected.

This classified board provision shall not be altered or repealed without the affirmative vote of the holders of at least eighty percent (80%) of the shares entitled to vote in the election of directors. The directors may not amend or repeal the classified board provision.
NINTH. Meetings of stockholders may be held within or outside the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provisions of the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.
TENTH. Any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by consent in writing by such stockholders.
ELEVENTH. The Certificate of Incorporation of the Corporation can only be amended or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the shares entitled to vote thereon, except with respect to Article EIGHTH above which can only be amended or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the shares entitled to vote thereon.
TWELFTH. The Corporation, having been previously incorporated in the State of Texas, is being reincorporated in the State of Delaware pursuant to Section 265 of the Delaware General Corporation Law and as set forth in the Certificate of Conversion from a Non-Delaware Corporation to a Delaware Corporation filed herewith.
THIRTEENTH: To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in any business opportunity, transaction or other matter in which Ascribe Capital LLC (“Ascribe”) and Solace Capital Partners, L.P. (“Solace”, and together with Ascribe and certain funds or accounts advised or sub-advised by Ascribe or Solace, the “Specified Investors”), any officer, director, partner or employee of any entity comprising the Specified Investors, and any portfolio company in which such entities or persons have an equity interest (other than the Corporation and its subsidiaries) (each, a “Specified Party”) participates or desires or seeks to participate in, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or any stockholder for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Notwithstanding the foregoing, the Corporation, on behalf of itself and its subsidiaries, does not hereby renounce any interest or expectancy it or its subsidiaries may have in any business opportunity, transaction or other matter that is (1) offered in writing solely to a director or officer of the Corporation or its subsidiaries who is not also a Specified Party, (2) offered to a Specified Party who is a director, officer or employee of the Corporation and who is offered such opportunity solely in his or her capacity as a director, officer or employee of the Corporation, or (3) identified by a Specified Party solely through the disclosure of information by or on behalf of the Corporation.
Neither the amendment nor repeal of this Article THIRTEENTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification.
If any provision or provisions of this Article THIRTEENTH shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article THIRTEENTH (including, without limitation, each portion of any paragraph of this Article THIRTEENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article THIRTEENTH (including, without limitation, each such portion of any paragraph of this Article THIRTEENTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law This Article THIRTEENTH shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Certificate of Incorporation, the bylaws or applicable law. Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article THIRTEENTH.
FOURTEENTH. The Corporation expressly states, and hereby elects, not to be bound or governed by Section 203 of the Delaware General Corporation Law.
FIFTEENTH. The Corporation shall not engage in any Business Combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any Interested Stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an Interested Stockholder, provided, however if the Common Stock is not listed on a national securities exchange as a result of an action taken, directly or indirectly, by such Interested Stockholder or as a result of a transaction in which such person became an Interested Stockholder, the Corporation shall not engage in any Business Combination with such Interested Stockholder for a period of three (3) years following the time that such stockholder became an Interested Stockholder, unless:
(a) prior to such time, the Board approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or
(b) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least eighty-five percent (85%) of the Voting Stock (as defined below) outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the Interested Stockholder) those shares owned (i) by persons who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(c) at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Voting Stock which is not owned by the Interested Stockholder.
(d) For purposes of this Article FIFTEENTH, references to:
(1) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(2) “Associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(3) “Beneficial Ownership” means, with respect to any person, ownership of shares of Equity Stock equal to the sum of (i) the number of shares of Common Stock and Preferred Stock (the “Equity Stock”) directly or indirectly owned (within the meaning of the U.S. Internal Revenue Code of 1986 (as amended, and, unless context otherwise requires, applicable regulations thereunder, the “Code”) by such person and (ii) the number of shares of Equity Stock treated as owned directly or indirectly by such person through the application of the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code; provided, however, that for the purposes of calculating the foregoing, no share shall be counted more than once. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Owned” and “Beneficially Owning” shall have correlative meanings.
(4) “Business Combination,” when used in reference to the Corporation and any Interested Stockholder of the Corporation, means:
(i) any merger or consolidation of the Corporation (other than pursuant to Section 251(g), Section 253 or Section 267 of the Delaware General Corporations Law (“DGCL”)) or any direct or indirect majority-owned subsidiary of the Corporation (a) with the Interested Stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation this Article FIFTEENTH is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Corporation or of the Voting Stock (except as a result of immaterial changes due to fractional share adjustments);
(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or
(v) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(5) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding

Voting Stock, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds Voting Stock, in good faith and not for the purpose of circumventing this Article FIFTEENTH, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(6) “Interested Stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen (15%) or more of the outstanding Voting Stock, or (ii) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Stockholder; and the Affiliates and Associates of such person; but “Interested Stockholder” shall not include (a) the Investors, any Investor Direct Transferee, any Investor Indirect Transferee or any of their respective Affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an Interested Stockholder if thereafter such person acquires additional Voting Stock, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Stockholder, the Voting Stock deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “Owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(7) “Owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or Associates:
(i) beneficially owns such stock, directly or indirectly; or
(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or
(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that Beneficially Owns, or whose Affiliates or associates Beneficially Own, directly or indirectly, such stock.
(8) “Investor” means any person that acquires Beneficial Ownership of Voting Stock pursuant to the Corporation’s prepackaged joint plan of reorganization in consideration for such person’s claim arising under or relating to that certain Indenture dated as of June 7, 2011 between the Corporation, as issuer, certain guarantors, and Wells Fargo Bank, National Trustee, in its capacity as indenture trustee.
(9) “Investor Direct Transferee” means any person that acquires (other than in a registered public offering) directly from the Investors or any of their Affiliates or successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, Beneficial Ownership of fifteen percent (15%) or more of the then outstanding Voting Stock.
(10) “Investor Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Investor Direct Transferee or any other Investor Indirect Transferee Beneficial Ownership of fifteen percent (15%) or more of the then outstanding Voting Stock.
(11) “Voting Stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of or voting power conferred by such Voting Stock.
SEVENTEENTH. The restrictions contained in Articles FOURTEENTH through EIGTHEENTH shall not apply if the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article SEVENTEENTH; (ii) is with or by a person who either was not an Interested Stockholder during the previous three (3) years or who became an Interested Stockholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than twenty (20) days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article SEVENTEENTH.
EIGHTEENTH. The restrictions contained in Articles FOURTEENTH through EIGTHEENTH shall not apply if a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership.
NINETEENTH. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, all Internal Corporate Claims shall be brought solely and exclusively in the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware). “Internal Corporate Claims” means claims, including claims in the right of the Corporation, brought by a stockholder (including a beneficial owner) (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery of the State of Delaware.
TWENTIETH. The effective date and time of this Certificate of Incorporation shall be April 13, 2017, at 12:01 a.m. Eastern Standard Time.

IN WITNESS WHEREOF, the undersigned being a duly authorized officer of the Corporation executed this Certificate of Incorporation on this 11th day of April, 2017.

/s/ L. Melvin Cooper
L. Melvin Cooper
Senior Vice President and Chief Financial Officer